Exhibit 2

XEROX CORPORATION Rescuing and Revitalizing an American Icon April 17, 2018 Prepared by Icahn Capital LP and Deason Capital Services, LLC

Disclaimer SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL ICAHN, DARWIN DEASON AND THEIR AFFILIATES FROM THE SHAREHOLDERS OF XEROX CORPORATION IN CONNECTION WITH THE PROPOSED TRANSACTIONS BETWEEN XEROX CORPORATION AND FUJIFILM HOLDINGS CORPORATION (THE “TRANSACTION”) AND/OR FOR USE AT THE 2018 ANNUAL MEETING OF SHAREHOLDERS OF XEROX CORPORATION (THE “ANNUAL MEETING”) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY RELATED TO THE TRANSACTION AND/OR THE ANNUAL MEETING WILL BE MAILED TO SHAREHOLDERS OF XEROX CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT http://www.sec.gov/. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 2018. THIS PRESENTATION CONTAINS OUR CURRENT VIEWS ON THE HISTORICAL PERFORMANCE OF XEROX AND ITS CURRENT MANAGEMENT AND DIRECTORS, THE VALUE OF XEROX SECURITIES, THE CONSIDERATION TO BE RECEIVED BY XEROX SHAREHOLDERS IN THE TRANSACTION AND CERTAIN ACTIONS THAT XEROX’S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. GIVEN XEROX’S HISTORY OF INADEQUATE PUBLIC DISCLOSURE, THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. XEROX’S ACTUAL PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS. WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS PRESENTATION. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN. OUR VIEWS AND OUR HOLDINGS OF XEROX SHARES COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING XEROX WITHOUT UPDATING THIS PRESENTATION OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW). This presentation is not a recommendation or solicitation to buy or sell any securities. FORWARD-LOOKING STATEMENTS: Certain statements contained in this presentation are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology. Important factors that could cause actual results to differ materially from the expectations set forth in this presentation include, among other things, the factors identified in Xerox’s public filings, including the public filings related to the Transaction. Such forward-looking statements should therefore be construed in light of such factors, and the Participants are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Us CARL C. ICAHN Famed Activist Investor and Proponent of Shareholder Rights Responsible for creating hundreds of billions of dollars of shareholder value over the last 40+ years at a large number of companies, including (just to name a few): Apple (improved capital allocation) eBay (spun off PayPal) Forest Labs (sold to Actavis) Motorola (split up and sold to Google) ImClone (sold to Eli Lilly) Kerr McGee (sold to Anadarko) Xerox’s largest individual shareholder since 2015 Owns approximately 9.2% of the outstanding shares Championed the Conduent spin-off Had a contractual right to appoint one Xerox director but terminated it to fight publicly against the self-interested, value-destroying entrenchment tactics of Jeff Jacobson (Xerox’s CEO), Bob Keegan (Xerox’s Chairman), Ann Reese (Xerox director) and Charles Prince (Xerox director)

About Us DARWIN DEASON Entrepreneur, CEO, pioneer, innovator, and one of the founding and driving forces in the BPO, Technology Outsourcing, and ATM Networking industries CEO and founder of two of the most innovative companies in the business services industry, achieving over 90% recurring revenue, creating billions of dollars of enterprise value: M-Tech (ticker: MTEC) Largest financial services outsourcer in US, served over 60% of banks in Texas Created MPACT, the first and largest off-premise ATM network in the US Co-founder of Cirrus, the first and largest ATM network in the world Sold to EDS in 1988 at an enterprise value of $465M Affiliated Computer Services (ticker: ACS) Founded the BPO Industry Largest provider of services to Medicare and Medicaid Employed over 80,000 people, handling over 1.6 million customer interactions daily, servicing 76 of the Fortune 100 One of the largest providers to government with over 1,700 multi-year recurring revenue contracts with Federal, State, and Local governments Innovated/Developed new payment and transactional systems like EZ-Pass, the first and largest toll and parking transaction processor in the US The largest BPO firm in the world in 2010 when acquired by Xerox at an enterprise value of $8.7B Xerox’s largest individual shareholder from 2010 until Icahn’s arrival in 2015 Owns approximately 6.0% of the company, acquired through sale of ACS in 2010 Was forced to file suit to obtain his 6% pro-rata share of Conduent in the separation transaction. Settled in his favor including legal fees in a few days

Table of Contents EXECUTIVE SUMMARY 6 SECTION I. UNDERPERFORMANCE, MISMANAGEMENT AND POOR GOVERNANCE AT XEROX 7 SECTION II. THE PROPOSED TRANSACTION WITH FUJI – GIVING AWAY CONTROL WITHOUT A PREMIUM 15 SECTION III. OUR PLAN FOR XEROX – A BETTER, BRIGHTER FUTURE AS A STANDALONE COMPANY 26 SECTION IV. COMPARING THE VALUE PROPOSITIONS 39 APPENDIX – NOMINEE BIOGRAPHIES 43

Executive Summary SECTION I. UNDERPERFORMANCE, MISMANAGEMENT AND POOR GOVERNANCE AT XEROX Poor shareholder returns 1, 3 and 5 year total shareholder returns significantly lag peers and broader benchmarks Phantom “cost cuts” Xerox touts ~$1.2B in “cost cuts” over the past two years, but only ~$30M of those “cuts” flowed to the bottom line Disgraceful governance Failure to disclose “crown jewel” lock-up agreement with Fuji for at least 17 years SECTION II. THE PROPOSED TRANSACTION WITH FUJI – GIVING AWAY CONTROL WITHOUT A PREMIUM Highly unusual structure Tortured and convoluted transaction structure in which Fuji will acquire a 50.1% controlling interest in Xerox Skewed risk profile Fuji will take control of Xerox and receive $120 million more in annual dividends from Xerox “without spending a penny" No control premium Even if shareholders assume that the combined entity will achieve a majority of the forecasted $1.7B in synergies – which current management has never demonstrated the capability to do – the transaction only provides ~$28 of value per share Relative values disproportionately favor Fuji In Xerox’s analysis, Fuji Xerox is valued based on a multiple of 2018E adjusted EBITDA that is 2.5 turns higher than Xerox, even though Fuji Xerox has 40% lower margins, a higher mix of manufacturing, is on pace to report consecutive years of revenue declines and is still reeling from a massive accounting scandal Insufficient minority protections Fuji will continue to compete with Xerox post-closing (for example, in certain categories of high-end equipment, which account for ~20% of Xerox’s total equipment revenue), which will provide ample opportunities for Fuji to abuse its control of Xerox to take market share solely for its own benefit Conflicted, poorly-run process Negotiations were led by a conflicted Xerox CEO, who betrayed shareholders by “serv[ing] as a loyal agent of the acquirer” in “a process that ignore[d] other bidders” and was conducted without a proper market check SECTION III. OUR PLAN FOR XEROX – A BETTER, BRIGHTER FUTURE AS A STANDALONE COMPANY Four Part Plan to Increase Shareholder Value Unlock growth through new adjacent services and partnerships Drive bottom-line cost savings through network consolidation and channel optimization Monetize untapped intellectual property Re-evaluate Asia-Pacific market with a stronger management team SECTION IV. COMPARING THE VALUE PROPOSITIONS We believe our plan could create total value of $54 to $64 per share compared to ~$28 per share in the proposed transaction, while retaining operating control and the prospect of receiving a true control premium in the future Shareholders should vote AGAINST the proposed Fuji/Xerox transaction and FOR a new board of directors that can drive much needed change and maximize shareholder value

SECTION I. UNDERPERFORMANCE, MISMANAGEMENT AND POOR GOVERNANCE AT XEROX Poor shareholder returns 1, 3 and 5 year total shareholder returns significantly lag peers and broader benchmarks Phantom “cost cuts” Xerox touts ~$1.2B in “cost cuts” over the past two years, but only ~$30M of those “cuts” flowed to the bottom line Disgraceful governance Failure to disclose “crown jewel” lock-up agreement with Fuji for at least 17 years SECTION II. THE PROPOSED TRANSACTION WITH FUJI – GIVING AWAY CONTROL WITHOUT A PREMIUM SECTION III. OUR PLAN FOR XEROX – A BETTER, BRIGHTER FUTURE AS A STANDALONE COMPANY SECTION IV. COMPARING THE VALUE PROPOSITIONS Section I

Xerox shares have significantly underperformed relevant benchmarks and peers over the last five years The primary reason Xerox’s stock price increased at all in the recent past is due to the Conduent spin-off, which was completed at Icahn’s urging Five Year Total Shareholder Return Current 2018E P/E2 Total Shareholder Return 5 – Year 3 – Year Since Conduent Spin3 1 – Year Year to Date Xerox 7.8x 37.2% (10.9%) 6.6% 3.6% (3.3%) S&P 500 NA 84.0% 32.6% 19.8% 15.6% (1.1%) Peer Group1 19.3x 54.5% 24.5% 36.5% 20.9% (0.1%) Source: Capital IQ data as of 4/13/2018 Group is equal-weighted and consists of Canon, Hewlett-Packard, Konica Minolta and Ricoh Represents mean value for peer group Since 12/31/2016 Icahn files 13-D disclosing initial stake in Xerox Xerox announces spin-off of Conduent Conduent spin-off completed 1 Post Conduent spin, Xerox’s stock has regressed to underperforming the market and its peers Despite announcing a deal that ostensibly provides a control premium, the closing price of Xerox stock on April 13, 2018 was $28.17 per share – that’s ~14% below the closing price on the day prior to the announcement and ~37% below management’s purported deal value of $45.00 per share -20% 0% 20% 40% 60% 80% 100% Apr-13 Oct-13 Apr-14 Oct-14 Apr-15 Oct-15 Apr-16 Oct-16 Apr-17 Oct-17 Apr-18 Xerox S&P 500 Peer Group

Xerox management touts $680M of cost savings in 2017, but ~$556M of those cost savings were offset by opaque "cost creep"

Xerox Operating Margin

"We're in the third year of the 3-year program. We target $475 million this year. That's on top of $680 million done last year and then $550 million in 2016. Those costs have not flowed all to the bottom line on our side, because we're offsetting whether it's currency headwinds, declines in revenues, this past year, about 4.7% in constant currency."

- William Osbourn, Xerox CFO[5]



12.5%
$1,351
($65)
($82)
($12)
$680
($556)
12.8%
$1,316
(1) 2016 Adjusted Operating Margin
(2) 2017 Revenue Decline
(3) 2017 Fx Impact
(4) 2017 Equity Income Decline
(5) 2017 Cost Savings
(6) 2017 Cost Creep
(7) 2017 Adjusted Operating Margin

"Currency headwinds" and "declines in revenues" only account for 22% of the offsets — the full "cost savings" were in reality offset by ~$556M of "cost creep"

1) 2016 Adjusted Operating Margin per page 37 of Xerox 2017 10-K
2) 2017 Revenue Decline - calculated by applying 2017 adjusted operating margin to revenue decline of $506M from 2016 per page 63 of Xerox 2017 10-K
3) 2017 Fx Impact - negative transaction currency impacting margin per page 38 of Xerox 2017 10-K
4) 2017 Equity Income Decline - from 25% stake in Fuji Xerox per page 43 of Xerox 2017 10-K
5) 2017 Cost Savings - 2017 fiscal year "Gross Savings" related to managements Strategic Transformation Plan per page 9 of Xerox's fourth quarter 2017 earnings presentation dated January 31, 2018
6) 2017 Cost Creep - additional cost overruns offsetting cost savings benefit from strategic transformation
7) 2017 Adjusted Operating Margin per page 37 of Xerox 2017 10-K

9

Source: Xerox 2017 10-K $1.23B of “cost cuts” but only 30 bps or ~$30M of margin improvement In fact, only $30M of management’s apparent $1.23B of “cost cuts” over the past two years flowed to the bottom line Select Xerox Financials Fiscal Year Ending December 31, (USD in millions) 2015 2016 2017 Revenue $11,465 $10,771 $10,265 COGS $6,883 $6,510 $6,204 % of Revenue 60.0% 60.4% 60.4% Gross Profit $4,582 $4,261 $4,061 % Margin 40.0% 39.6% 39.6% SG&A $2,865 $2,695 $2,631 % of Revenue 25.0% 25.0% 25.6% Operating Cash Flow $1,078 $1,018 $122 Memo: Ending Cash $1,228 $2,223 $1,293 Adjusted Operating Profit $1,435 $1,351 $1,316 % Margin 12.5% 12.5% 12.8% Fx Impact on Margin ($11) ($65) ($82) Memo: Adverse Transaction Currency % (0.1%) (0.6%) (0.8%) YoY ? Fuji Xerox Equity Income ($51) $18 ($12) Gross Cost Savings (as reported) -- $550 $680

Xerox also has a disgraceful governance record – the Company concealed the “crown jewel” lock-up it gave Fuji at least 17 years ago and now claims that the lock-up prevents anyone other than Fuji from buying Xerox The proposed transaction is the result of an improper and fraudulently concealed “crown jewel” lock-up buried in the JV agreements that Xerox and Fuji entered into at least 17 years ago Xerox says the “crown jewel” lock-up in the JV agreements “limit[s] Xerox’s strategic flexibility” such that Xerox could not run a more customary process to explore a sale to a private equity buyer or another strategic acquirer Yet the very first mention to shareholders of this lockup did not occur until nine days after the proposed Fuji deal was announced (i.e., when it could be used to push through a self-serving transaction), even though at least one Xerox director (Charles Prince) was already pointing out the lock-up to his personal contacts This intentional deceit prevented shareholders from ever having the opportunity to push management to terminate or renegotiate the JV agreements, which would have given Xerox more flexibility to pursue strategic alternatives over the past 17 years “[It’s] sad: a (formerly iconic) US company selling control to a Japanese company . But there is a Joint Venture Agreement which made it practically impossible for Xerox to sell to anyone else . A really amazing problem” - Charles Prince (Xerox director), in a personal email, February 1, 2018

But we believe Xerox never thoroughly explored transactions with other buyers or tried to capitalize on its obvious points of leverage over Fuji Last year’s massive accounting scandal at Fuji Xerox almost certainly gives Xerox the right to terminate the JV agreements for material breach Alternatively, Xerox could begin the process of terminating the Technology Agreement in 2020, which would give Xerox unfettered access to the Asia Pacific market and would also be absolutely catastrophic for Fuji While the “crown jewel” lock-up is deal restrictive, Xerox still has options that the current board and management have never wanted to pursue for their own selfish reasons At a minimum, each of these termination rights could be used as leverage to renegotiate the terrible terms in the JV agreements and the experts agree with us! The Xerox Board claims the proposed transaction with Fuji followed a “comprehensive review” and “careful consideration of all alternatives available to the company”1 But Columbia Law School professor and world renowned corporate governance expert John C. Coffee Jr. reviewed the record and concluded the following: “This is a strange and irregular transaction that is simply not comparable to any other transaction I have seen in over 45 years of observing the ‘merger and acquisition’ marketplace. A CEO of the target [Xerox], facing likely ouster, serves as the loyal agent of the acquirer, designing a deal that is too good to be true: a cheap price, little governance protections, no market check, and a process that ignores other bidders.” See Xerox press release dated January 31, 2018 But we now know that – contrary to the advice of its own financial advisor – the Xerox Board NEVER reached out to ANY potential strategic acquirers and only ever contacted three potential financial sponsors

Based on this record, should we really trust that Xerox’s current management and board have negotiated a transaction that maximizes shareholder value? History tells us the answer is NO Current Xerox Leadership’s “Accomplishments” Shareholder returns below peers and relevant benchmarks $1.2B of “cost cuts” that did not actually flow to the bottom line Shameful mismanagement of the Fuji relationship Concealed “crown jewel” lockup buried in JV agreements from shareholders for at least 17 years Failed to leverage the massive accounting scandal that Fuji oversaw at Fuji Xerox (see slide 20) Failed to leverage the fact that Xerox is likely Fuji Xerox’s largest single customer -- 15-20% of revenue (see slide 35-36) Executed an M&A transaction process with Fuji without: Conducting a proper market check Replacing a conflicted CEO as the lead negotiator Forming a special committee Adequately considering or pursuing alternative opportunities that came to the company Negotiated and approved the proposed transaction, which: Gives away control of Xerox without a control premium (see slide 17) Dramatically undervalues Xerox (see slide 18) Disproportionately favors Fuji (see slide 21) Renders Xerox shareholders virtually powerless to protect their investment going forward (see slides 24-25) Critical strategic and operational failures Failure to capitalize on $20+ billion market opportunity to expand services to mid-market and SMB (see slide 28) Failure to partner with PC manufacturers that have no footprint in adjacent print space (see slide 29) Failure to develop a coherent, efficient e-commerce and distribution network (see slides 30-32) Failure to monetize or commercialize valuable assets and innovations (see slides 33-34)

Section II

SECTION I. UNDERPERFORMANCE, MISMANAGEMENT AND POOR GOVERNANCE AT XEROX		
SECTION II. THE PROPOSED TRANSACTION WITH FUJI – GIVING AWAY CONTROL WITHOUT A PREMIUM		
Highly unusual structure	•	Tortured and convoluted transaction structure in which Fuji will acquire a 50.1% controlling interest in Xerox
Skewed risk profile	•	Fuji will take control of Xerox and **receive $120 million more in annual dividends from Xerox "without spending a penny"**
No control premium	•	Even if shareholders assume that the combined entity will achieve a majority of the forecasted $1.7B in synergies – which current management has never demonstrated the capability to do – **the transaction only provides ~$28 of value per share**
Relative values disproportionately favor Fuji	•	In Xerox's analysis, Fuji Xerox is valued based on a multiple of 2018E adjusted EBITDA that is **2.5 turns higher than Xerox**, even though Fuji Xerox has 40% lower margins, a higher mix of manufacturing, is on pace to report consecutive years of revenue declines and is still reeling from a massive accounting scandal
Insufficient minority protections	•	Fuji will continue to compete with Xerox post-closing (for example, in certain categories of high-end equipment, which account for ~20% of Xerox's total equipment revenue), which will provide ample opportunities for Fuji to abuse its control of Xerox to take market share solely for its own benefit
Conflicted, poorly-run process	•	Negotiations were led by a conflicted Xerox CEO, who betrayed shareholders by **"serv[ing] as a loyal agent of the acquirer"** in "a process that ignore[d] other bidders" and was conducted without a proper market check
SECTION III. OUR PLAN FOR XEROX – A BETTER, BRIGHTER FUTURE AS A STANDALONE COMPANY		
SECTION IV. COMPARING THE VALUE PROPOSITIONS		

15

The proposed transaction has a tortured and convoluted structure that results in Fuji acquiring control of Xerox "without spending a penny"

Current Structure


Xerox Shareholders
100%
Fujifilm
Xerox
75%
Fuji Xerox JV
25%

Step One of Proposed Transaction


B Fuji uses that ~$6.1B to buy 50.1% of Xerox
Fujifilm
Xerox
A Fuji Xerox borrows ~$6.1B and uses it to buy back Fuji's 75% stake
Fuji Xerox JV
C Xerox uses that ~$6.1B to repay the loan Fuji Xerox incurred to buy Fuji's 75% stake

Step Two of Proposed Transaction


$2.5B Loan
Xerox Shareholders
Xerox uses the loan proceeds to pay shareholders a $2.5B dividend¹
Xerox borrows $2.5B
Xerox

Post-Transaction Structure


Fujifilm
Xerox Shareholders
50.1%
49.9%
Xerox becomes a controlled subsidiary of Fuji...
Xerox²
...but Xerox shareholders continue to own 49.9% of the Company
100%
Fuji Xerox JV

Source: Xerox Fillings
1) Would result in ~$230 million and ~$85 million of dividends to Icahn and Deason, respectively
2) Will be renamed "Fuji Xerox"

16

The total illustrative value of the proposed transaction is <u>MUCH</u> lower than Xerox claims…

Even if shareholders believe the market will not apply a "minority discount" to Xerox post-closing (which Xerox has acknowledged is a risk[1]), a more sensible analysis of the transaction reveals Xerox shareholders will only receive ~$28 of value per share

Xerox Board's View of Transaction Value[2]	
Component	**Value / Share**
$2.5B Cash Dividend	~$9.8
+	
Additional Ownership in Fuji Xerox	~$13
+	
49.9% of Standalone Xerox	~$10
+	
49.9% of Capitalized Synergies	~$12
Illustrative Total Value	**~$45**

Our View of Transaction Value *(Assuming 60% of Synergies)*[3]	
Component	**Value / Share**
$2.5B Cash Dividend[4]	~$4.9
+	
Additional Ownership in Fuji Xerox[5,6]	~$8.2
+	
49.9% of Standalone Xerox	~$10
+	
49.9% of Capitalized Synergies[5,7]	~$4.8
Illustrative Total Value	**~$28**

Xerox Board's Illustrative Value is 60% overstated, and the outcome will be far worse if the proposed synergies are not realized or – like Xerox's recent "cost savings" – are offset entirely by additional cost creep

1) Per page 18 of Xerox's 2017 10-K
2) Per page 4 of "Xerox Responds to Carl Icahn and Darwin Deason Open Letter" presentation filed with the SEC on February 13, 2018
3) Assumes 60% of $1.7B of proposed synergies are achievable, consistent with analyst reports
4) Represents the $2.5B dividend less 49.9% of the $2.5B in debt that the new combined company will borrow to finance the dividend divided by the most recently disclosed number of shares outstanding (254.6M)
5) Applies multiple of 5.0x for Fuji Xerox EBITDA versus 7.5x multiple applied by Xerox Board, consistent with multiple applied to standalone Xerox by Xerox Board (see next slide for detail)
6) Assumes 60% of $225M of Fuji Xerox JV cost savings, which is 50% of the $450M announced Fuji Xerox cost savings that Xerox expects to flow through to the bottom line per Xerox presentation dated February 9, 2018 and CFO statements on February 13, 2018 (Goldman Sachs Technology & Internet Conference), are achievable
7) Assumes 60% of $1.25B of transaction cost synergies per Xerox presentation dated February 9, 2018 are achievable

17

...in large part because Xerox’s analysis values Fuji Xerox at a lofty 7.5x 2018E Adjusted EBITDA and Xerox at a paltry 5.0x 2018E Adjusted EBITDA Based on $30.35 unaffected share price as of January 10, 2018 Includes Net Debt exclusive of Finance Receivables Debt Proposed Transaction Significantly Undervalues Xerox (USD in billions) Unaffected Price Jan 10, 2018 1 $30.35 Shares (fully diluted) 267 Unaffected Market Capitalization $8.1 Net Debt 2 0.5 After-tax Unfunded Pension 1.6 Non-controlling Interest 0.0 Enterprise Value $10.3 Xerox 2018E EBITDA per Mgmt $1.75 Fuji Xerox 2018E Adj. EBITDA x 25% $0.3 Xerox 2018E EBITDA with JV $2.1 Implied Adjusted EBITDA Multiple 5.0x

Represents Total Addressable Opportunity per page 23 of Xerox presentation filed January 31, 2018 Represents CAGRs from 2016 – 2020 per page 23 of Xerox presentation filed January 31, 2018 Per page 23 of Xerox presentation filed January 31, 2018 Per page 19 of Xerox presentation filed February 9, 2018 Per page 31 of Xerox presentation filed February 9, 2018 Per Barclay’s equity research report dated February 15, 2018 But that premium is NOT justified – Fuji Xerox competes in a smaller market, has significantly lower margins and is on track for two consecutive years of revenue declines Despite the growth opportunities and its #1 share in Japan and Asia, Fuji Xerox is on pace to report two consecutive years of revenue declines3,4 Xerox3,5 Fuji Xerox JV3,5 Fuji Xerox “does not appear to be growing or doing much better than Xerox” - Barclays Equity Research Report6 Fuji Xerox Historical Growth Trajectory4 Market 2017A Margin Profile EBITDA: 16% Op. Profit: 12% 2017A Margin Profile EBITDA: 11% Op. Profit: 7% Market

And Fuji Xerox still has not resolved its recently disclosed $360M accounting scandal, which was caused by a “culture of concealment” and Fuji’s failure to have adequate subsidiary management systems How could Xerox possibly justify valuing Fuji Xerox at an enormous premium when this massive accounting scandal remains unresolved? Preliminary Results of Fuji Xerox Accounting Scandal Impacted Xerox’s 2009 through 2017 fiscal years Fuji Xerox chairman and three other senior executives “retired” following the scandal Shigetaka Komori (Fuji CEO) and Kenji Sukeno (Fuji President and COO) took significant pay cuts “Culture of concealment” and Fuji’s deficient “subsidiary management system” detailed in an over 300 page independent investigation report available here2 More adjustments could be on the way3 Per June 12, 2017 Nikkei Asian Review article titled “Yamamoto steps down as Fuji Xerox chairman over accounting scandal” Per the English translation of Fuji’s Independent Investigation Committee’s investigation report dated July 26, 2017 Per Xerox’s 2017 10-K: “Fujifilm and Fuji Xerox continue to review Fujifilm’s oversight and governance of Fuji Xerox as well as Fuji Xerox’s oversight and governance over its businesses in light of the findings of the IIC. At this time, we can provide no assurance relative to the outcome of any potential governmental investigations or any consequences thereof that may happen as a result of this matter.” Nikkei Asian Review1

Applying the same multiples to Xerox that the Board applies to Fuji Xerox[1] would result in Xerox shareholders owning at least 57%-59% of the combined company

Illustrative Fuji Xerox Equity Value at Various Multiples

FUJI xerox

$9.6B 2018E Revenue[2]
$1.2B 2018E Adj. EBITDA[2]

(USD in billions)	7.0x	7.5x	8.0x
2018E Adj. EBITDA	$1.2	$1.2	$1.2
Enterprise Value	**$8.5**	**$9.2**	**$9.8**
(+) Net Cash & Other[3]	1.6	1.6	1.6
(-) 25% Already Owned by XRX	(2.5)	(2.7)	(2.8)
Equity Value Contributed	A **$7.6**	B **$8.1**	C **$8.5**

Illustrative Xerox Equity Value at Various Multiples

xerox

$10.0B 2018E Revenue[2]
$1.75B 2018E Adj. EBITDA[2]

(USD in billions)	7.0x	7.5x	8.0x
2018E Adj. EBITDA (excl. JV)	$1.75	$1.75	$1.75
Enterprise Value (excl. JV)	**$12.3**	**$13.1**	**$14.0**
(+) 25% of JV Owned by Xerox	2.5	2.7	2.8
Equity Value	**$14.8**	**$15.8**	**$16.8**
(-) Net Debt & Other[4]	(2.2)	(2.2)	(2.2)
(-) New Debt to Fund Cash Dividend	(2.5)	(2.5)	(2.5)
Equity Value Contributed	A **$10.1**	B **$11.2**	C **$12.2**

Implied Ownership to Xerox Shareholders (vs. 49.9% in transaction)

	A Xerox at 7.0x	B Xerox at 7.5x	C Xerox at 8.0x
A Fuji Xerox at 7.0x	57%	59%	62%
B Fuji Xerox at 7.5x	56%	58%	60%
C Fuji Xerox at 8.0x	54%	57%	59%

1) Per page 54 of Xerox presentation dated February 9, 2018
2) Per page 57 of Xerox presentation dated February 9, 2018
3) Reflects Net Cash, Non-Controlling Interest, Equity Investments and Unfunded Pension Liabilities, net of tax (per page 28 of Xerox presentation dated February 9, 2018) and Finance Receivables Debt at an assumed leverage ratio consistent with that of Xerox (per page 26 of Xerox presentation dated January 31, 2018)
4) Includes Net Debt exclusive of Finance Receivables Debt, less After-tax Unfunded Pension and NCI

21

Xerox also inflates the proposed transaction's value by capitalizing 100% of the purported synergies using that same lofty and unjustified premium

The Xerox synergy valuation assumes both flawless execution AND massive post-closing multiple expansion for the combined company, neither of which is realistic.

A More Realistic View of Synergy Value

(USD in billions)	Xerox's View of Synergy Value[1]	Realistic View of Synergy Value
EV / Adj EBITDA	**7.5x**	**5.0x**
Run-Rate Synergies	$1.25	$0.75[2]
Enterprise Value	$9.4	$3.8
(x) Xerox Ownership of New Co	*49.9%*	*49.9%*
EV Attributable to Xerox Shareholders	$4.7	$1.9
EV Attributable to Xerox Shareholders (PV)	$3.2	$1.3
Xerox Fully Diluted Shares	267M	267M
Synergy Value to Xerox Shareholders	**$12 / share**	**$4.8 / share**

Why should shareholders capitalize 100% of the purported synergies when (A) management has never demonstrated the ability to bring cost savings to the bottom line and (B) Xerox's 10-K is replete with (well justified) warnings that the synergies may never be achieved?

"we may not realize the anticipated synergies"[3]

"we may be unable to eliminate duplicative costs"[3]

"[c]ombining the business of Xerox and Fuji Xerox may be more difficult, costly or time-consuming than expected"[3]

"we may incur substantial expenses in connection with the integration of our business and Fuji Xerox's business"[3]

"the integration of Xerox and Fuji Xerox following the Closing will present significant challenges"[3]

1) Per page 6 of "Xerox Responds to Carl Icahn and Darwin Deason Open Letter" presentation filed with the SEC on February 13, 2018
2) Assumes 60% of $1.25B of transaction cost synergies per Xerox presentation dated February 9, 2018 are achievable
3) See Xerox 2017 10-K

22

On a net cash flow basis, the multiple Xerox shareholders receive in the proposed transaction is an outrageously low 2.3x

- Xerox shareholders are selling ~$535 million of normalized annual recurring net cash flow for just ~$1.25 billion[1]
- The below breakout uses Xerox's actual 2017 Adjusted EBITDA (to derive a recurring "cash in the bank"), which we believe is the best way to analyze the proposed transaction

Xerox's Net Contributed Cash Flow[2]	
(USD in millions)	**2017A**
Xerox 2017 Stand Alone Adjusted EBITDA[3]	**$1,675**
Annual Maintenance Capex	(175)
Annual Interest Expense	(200)
Xerox 2017 Stand Alone Cash Flow	**$1,300**
~50% of Stand Alone Cash Flow[4]	(650)
Xerox 2017 Cash Flow Contributed	**$650**
Additional ~25% of Fuji-Xerox Cash Flow[5]	($115)
Net Xerox Cash Flow Contributed	**$535**
Value Received for ~50% of Xerox's Net Cash Flow	$1,250
Multiple	**2.3x**

1) Equal to (i) the $2.5B special dividend *minus* (ii) ~50% of the $2.5B of debt incurred to finance that dividend (since Xerox shareholders will own ~50% of the company incurring that debt)
2) For detailed backup see Carl Icahn and Darwin Deason's joint letter to Xerox shareholders dated February 12, 2018
3) Based on Xerox's 2017 Adjusted Operating Income on page 26 of Xerox's Fourth Quarter 2017 Earnings presentation, plus depreciation and amortization not already adjusted for, less equity in net income of unconsolidated affiliates
4) Xerox will own ~50% of its own cash flow post-closing
5) We are netting out the estimated cash flow Xerox shareholders will receive from owning an additional ~25% interest in Fuji-Xerox (as explained in our February 12, 2018 letter to shareholders) in order to come up with an accurate estimate of the cash flow Xerox shareholders are surrendering in exchange for the $1.25B net dividend

23

In addition, if the proposed deal closes, Xerox shareholders will be passive minority owners of a Fuji subsidiary – virtually powerless to prevent Fuji from abusing its control

Fuji will have a myriad of opportunities to oppress us as minority shareholders

For example, Fuji competes directly against Xerox in the market for high-end inkjet products

20% of Xerox's total equipment revenue is attributable to sales of its high-end equipment, which includes production quality inkjets[1]	11% of Fuji's consolidated revenue is attributable to its Graphic Systems segment, which markets inkjet products worldwide[2]

What's to stop Fuji from shutting down Xerox's inkjet business just to benefit its competing Fuji Ink business?

- When asked on a recent UBS conference call if this was a risk, Xerox's Chief Commercial Officer said: "I don't ***think*** so."[3]
- But Xerox's lawyers ***know*** it's a risk – that's why elsewhere Xerox warns shareholders that "Fujifilm may have different interests [than yours]…and may make decisions adverse to your interests."[4]

The truth is that Fuji is well positioned to take advantage of Xerox shareholders post-closing. They already have Xerox management convinced that post-closing Fuji and the combined Fuji Xerox will be "one company and one entity"[3] even though they will have (A) competing businesses and (B) two separate and distinct shareholder bases.

1) Per page 34 of Xerox 2017 10-K
2) Per page 7 of Fujifilm 2017 Integrated Report
3) Per call with investors held by UBS on March 12, 2018 (emphasis added)
4) Per page 18 of Xerox 2017 10-K

24

Just imagine the most plausible worst-case scenario – the result will be massive value destruction for Xerox shareholders Do you really believe the new Fuji controlled board will look out for the best interests of Xerox shareholders if management can’t achieve the synergies or (like in the past) can’t make them flow to the bottom line? 1. Cost savings don’t flow through and synergies miss expectations 2. The combined company continues to lose market share 3. Fuji begins to siphon off value, beginning with shuttering Fuji-Xerox’s inkjet business 4. The market realizes minority shareholders have little recourse against Fuji 5. The stock price plummets as the market extrapolates the downward trend and prices in a massive minority discount END RESULT: Xerox shareholders sold control for $9.80 in cash and a stub share worth a few dollars “new”

SECTION I. UNDERPERFORMANCE, MISMANAGEMENT AND POOR GOVERNANCE AT XEROX SECTION II. THE PROPOSED TRANSACTION WITH FUJI – GIVING AWAY CONTROL WITHOUT A PREMIUM SECTION III. OUR PLAN FOR XEROX – A BETTER, BRIGHTER FUTURE AS A STANDALONE COMPANY Four Part Plan to Increase Shareholder Value Unlock growth through new adjacent services and partnerships Drive bottom-line cost savings through network consolidation and channel optimization Monetize untapped intellectual property Re-evaluate Asia-Pacific market with a stronger management team SECTION IV. COMPARING THE VALUE PROPOSITIONS Section III

As an alternative to the proposed value-destroying deal, Xerox could create tremendous value through a four-part standalone strategy Unlock Growth Through New Adjacent Services and Partnerships Capitalize on untapped value by providing services for the Mid-Market and SMB product lines, as Xerox currently does for the Enterprise product line Partner with strategic, underserved PC makers Drive Cost Savings Through Network Consolidation and Channel Optimization Eliminate duplicative GIS expenses through network and team consolidation Simplify e-commerce and distribution network Optimize GIS acquisitions to maximize Xerox sales Monetize Untapped Intellectual Property Monetize some of the most valuable intellectual property in the digital printing, agile enterprises, personalization at scale and usable analytics spaces Utilize an industry-leading research and development facility to form partnerships around innovation and development Evaluate Asia-Pacific Market with a Stronger Management Team Review the joint venture relationship with Fuji and pursue strategic alternatives to that relationship Remove a management team that has a proven track record of failing to bring cost-savings to the bottom line 1 2 3 4

Note: All numbers are current Xerox revenue numbers except excludes ~$500MM in “Other revenue” which includes paper sales in developing countries and network integration solutions Per page 19 of Xerox 2016 Investor Day Xerox can achieve growth by capitalizing on the large white space opportunity to expand services to Mid-Market and Small and mid-size businesses (SMB) while maintaining market share in Enterprise Enterprise Products Mid-market SMB Services Direct $3.1B $3.5B GIS $2.0B Resellers $1.6B $20B+ MARKET OPPORTUNITY1 High-End Production A3 A4 A3 A4 A4 Sales Channel 1

1 …and by partnering with major PC manufacturers that have no footprint in the adjacent print space

Global PC Shipments and % Market Share[1]


(millions)
21.0%
55.2
HP
20.8%
54.7
Lenovo
15.2%
39.9
Dell
7.4%
19.3
Apple
6.8%
18.0
Asus
6.5%
17.1
Acer
22.3%
58.4
Other (inc. MSFT)

	HP	Lenovo	Dell	Apple	Asus	Acer	Microsoft
Sells printers on website	Yes	No	Yes	Yes	No	No	No
Printer Brands offered	HP	*NA*	Dell, Epson, Canon, Lexmark	HP	*NA*	*NA*	*NA*

Manufacturers that represent over 56% of global PC shipments don't sell printers on their websites[1]

Note: Data includes desk-based PCs, notebook PCs and ultramobile premiums (such as Microsoft Surface), but not Chromebooks or iPads
1) Source: Gartner

29

2 Xerox can drive cost savings by optimizing its wholly-owned subsidiary, Global Imaging Systems (GIS), which currently markets and sells competitors' products, often in over-crowded markets, to the detriment of Xerox…

Xerox owned GIS Companies sell competitors' products…

GIS Company	Competitors Featured	Year Acquired
Capital Business Systems	Konica Minolta, Ricoh, Canon, HP	2015
Electronic Systems, Inc.	HP, Kyocera, Lexmark, KIP, Riso	1997
Stewart of Alabama	HP, Toshiba, KIP, Epson	2015
TML Enterprises, Inc.	HP, Konica Minolta, KIP, Fiery	2007*
Carr Business Systems	Konica Minolta, KIP	2007*
Conway Office Solutions	Konica Minolta, KIP, Okidata	2007*
R.K. Dixon Company	Samsung, HP, Lexmark	2012
MBM	Konica Minolta, KIP	2011
Laser Resources	Canon, Konica Minolta, Lexmark, Oce, Toshiba	2017
OneSOURCE	Kyocera, HP	2013
ASI Business Solutions	Lanier, Lexmark	2016
Dahill Office Technology	Brother, Riso, KIP, Epson	2007*
Lewan Technology	HP, KIP	2007*

*Part of Xerox acquisition of Global Imaging Systems in 2007

…in heavily concentrated dealer footprints that incur unnecessary duplicative operating expenses…


United States
Dallas
Houston
Las Vegas
Los Angeles
San Diego
Chicago
Toronto
Ottawa
Montreal
Philadelphia

…and whose websites don't even highlight Xerox products


CAPITAL
BUSINESS SYSTEMS, INC.
Search By Manufacturer
RICOH
Canon

Xerox acquired Capital Business Systems in 2015

Xerox isn't even listed as a main manufacturer in Capital Business Systems' "Product Catalog"

30

Direct from Xerox Direct from “online partner” “Find a sales location” Mix of GIS and multi-branded dealers Direct to Resellers Link to Resellers: “Compare online prices ” while at the same time, driving more cost savings by rationalizing its confusing online e-commerce and distribution network Consumer 2 and simplifying its distribution channels towards end-to-end sellers and PC companies, which will decrease distribution expense without losing reach Xerox Channels Direct 200+ wholly-owned subsidiaries Partner Networks Independent Agents – Focused in N.A. dedicated to Xerox products Concessionaires – Focused in Europe dedicated to Xerox products Document Technology Partners – Authorized resellers (non-exclusive) Solution Providers – Value Added Resellers (non-exclusive) Volume Partners – Remote resellers via web or phone (non-exclusive) Leverage partner network (without the SG&A expense) to target SMB’s that want a Single Point of Contact (SPOC) for setting up their office environment and PC companies looking to bundle Traditional Channels Direct Partner Networks System Integrators Managed Service Providers Value Added Resellers (VARs) PC Manufacturers For 2017, approximately 17%1 of Xerox’s total revenues were sales of equipment and supplies through distributors and resellers versus ~87% for HP Per page 28 of Xerox 2017 10-K 2

3 Xerox can add another potentially significant revenue stream by monetizing its Palo Alto Research Center (PARC), which continues to produce some of the world's most valuable intellectual property parc
A Xerox Company

- > **175+** world-class scientists
- > **$1 trillion** in new industries
- > **$60 billion** in startups and spin-offs
- > **~2,500** patents – filing on average **150** per year
- > **4,000** scientific papers

PARC is responsible for seeking its own revenues through patents, licensing technology and finding new high-tech backers

However, half of its revenue still comes from Xerox, a third from government funding and the rest from utilizing R&D capacity for other companies – helping to develop manufacturing processes and performing technical studies for clients such as Boeing, Honda, Samsung and Sony, ***with minimal long-term value creation for Xerox shareholders***

Current Focus Areas:

- Big Data and Analytics
- Biomedical Devices, Health & Wellness
- Cleantech, Energy and Clean Water
- Content-Centric Networking
- Innovation Services / Ethnographic Insights
- Intelligent Automation
- Intelligent Software Systems
- Optics & Optoelectronics
- Printed & Flexible Electronics

As PARC continued to churn out technological breakthroughs, Xerox failed to combine this innovation with sustainable and profitable business models – often selling their creations for little to no long-term value for Xerox:

PARC Ventures	Innovations	Outcome
Powerset	Licensed PARC's natural language processing platform to develop breakthrough search engine	Acquired by Microsoft in 2008 for ~$100M
dpix	Based on PARC's foundational research in amorphous silicon (a-Si); spun out by PARC in 1996	Acquired by Siemens Medical, Phillips Medical and others in 1999
inxight	Information visualization and knowledge extraction by using a hyperbolic browser and other "focus+context" visualization techniques to give the user 3D views of text databases; spun out by PARC in 1996	Acquired by Business Objects in 2007 and in turn acquired by SAP in 2008
ContentGuard	Its eXtensible rights Markup Language (XrML) DRM software, developed at PARC, authorizes access to content or a network service in a language that multiple systems can read; spun out by PARC in 2000	Acquired by Microsoft, Time Warner and Thomson in 2005; Pendrell deal in 2011
groupFire	Spun off in 2000 to commercialize ~70 PARC IP claims covering information retrieval, personalization, contextualization, data mining, natural language semantic analysis, and AI	GroupFire became Outride whose IP and technology was acquired by Google in 2001
PlaceWare	Research on how a sense of place can create more meaningful interaction on the Internet resulted in the spin-out Placeware in 1996 as web conferencing software	Acquired by Microsoft in 2003 to become Microsoft Office Live Meeting
documentum	Documentum was spun out in 1990 to commercialize document management solutions – software enabled a change made in one place in a document to be automatically replaced in all appropriate places in a document.	Acquired by EMC in 2003 for $1.7B after going public
SynOptics	Ethernet system that could operate on an optical cabling system; SynOptics was spun out of PARC in 1985 and pioneered the use of Ethernet networking technology over phone wire in buildings	Became Bay Networks in 1994 and acquired by Nortel in 1998

33

3 Historically, Xerox has failed to monetize PARC's valuable intellectual property in any meaningful way

*"If Xerox had known what it had and had taken advantage of its real opportunities, **it could have been as big as IBM plus Microsoft plus Xerox combined** – and the largest high-technology company in the world"*

– Steve Jobs



Technology Contributions
• A-Si & large-area electronics • Collaborative filtering • Context-aware services • Corporate ethnography • Digital rights management • Digital x-ray imaging • Electronic reusable paper • Embedded data glyphs • Encryption systems • Ethernet & distributed computing • Fiber optics • Graphical user interface (GUI) • Information scent • Mbone, PUP, IPv6 • Laser printing & multi-beam laser diodes • MUDs • Natural language processing • Object-oriented programming • PC workstation • Solid-state lasers • Ubiquitous computing • Unicode/multilingual computing • Unistrokes PDA input technology • UVLEDs • VLSI circuit design • WYSIWYG editing and formatting

A History of Driving Away Valuable Assets and Employees

Company	Invention	History	Impact
3com *($2.7B)*	• Ethernet	• Founded by Robert Metcalfe in 1979 who left Xerox PARC after unsuccessfully trying to convince Xerox to commercialize the product	• Acquired by HP in 2009 for $2.7B
(~$850B)	• Personal Computer (Xerox Alto) • WYSIWYG editing • Computer-Generated Bitmap Images • Graphical User Interface • Ethernet	• Gave Steve Jobs access in 1979 for pre-IPO investment in Apple of 100,000 shares at $10 a share ($1M)	• Inspired the development of Apple Lisa, and subsequently the Apple Macintosh computer
Microsoft *(~$700B)*	• GUI – Graphical User Interface	• Granted a license from Apple for some of their user interface elements	• Led to the development of Microsoft Windows
Adobe *(~$110B)*	• PDF file format	• Two Xerox engineers invented what was then called Interpress	• After unsuccessfully trying to convince Xerox to commercialize their product, the engineers promptly left and founded Adobe

Xerox must develop a strategy to monetize this valuable asset to increase shareholder value

Note: Values for publicly traded companies (Apple, Microsoft, Adobe) reflect approximate market capitalizations as of 4/6/2018 per Bloomberg

34

Xerox also needs to fundamentally re-evaluate the Fuji Xerox relationship in light of the fact that (A) Fuji needs Xerox much more than Xerox needs Fuji $20.7B $1.8B Fuji FYE 3/2017 Revenue by Segment Fuji FYE 3/2017 Operating Income by Segment Source: Fujifilm and Xerox annual report Note: Assumes JPY/USD rate of ¥112/$1 per Fujifilm annual report 4 Fuji Xerox comprises nearly half of Fuji’s total operations “A lot of the differentiation in the value now is in the user interface part, the digital workflow, how a customer walks up and uses [the printer]... that’s actually produced by Xerox, the software written by Xerox, by and large or some of the software developed by Fuji-Xerox to our specifications to meet our needs” “Fuji-Xerox has introduced version of those that have kind of that same, you know move the paper, put the marks on it, but the whole user interface and user experience is completely different. And we have been really focusing on the R&D and the ability to kind of [sic] deliver that.” – Steve Hoover, CTO of Xerox Xerox R&D is high value whereas Fuji Xerox R&D is low value 14.7% 38.7% 46.5% Imaging Solutions Information Solutions Document Solutions (Fuji Xerox) 18.2% 41.0% 40.8% Imaging Solutions Information Solutions Document Solutions (Fuji Xerox)

16.9% 16.5% 18.6% 18.8% 17.0% Source: Fujifilm and Xerox annual report Note: JPY/USD exchange rates as disclosed in Fujifilm 2013-2017 annual reports; Xerox inventory purchases calendarized to match Fujifilm reporting period Fuji Xerox Revenue and Xerox % Contribution (USD in millions) Xerox should leverage its position of power – being a critical revenue stream for Fuji Xerox and Fuji Xerox being a large part of Fuji – to renegotiate or eliminate the one-sided Fuji Xerox joint venture agreements 4 (B) Xerox is likely Fuji Xerox’s largest customer 1,627 1,706 1,805 1,884 2,027 8,024 8,607 7,919 9,219 8,741 9,651 10,313 9,724 11,103 10,768 FY2017/03 FY2016/03 FY2015/03 FY2014/03 FY2013/03 Xerox Inventory Purchases from Fuji Xerox Other Fuji Xerox Revenue and (C) Xerox could find other suppliers for the products it sources from Fuji Xerox HP sources a significant amount of its A4 and a portion of its A3 laser printer engines and laser toner cartridges from Canon Apple sources its display and other semiconductor parts from Samsung Dell sells Microsoft Surface tablets to its corporate customers even though it has its own competitive product Toyota and Ford partnered on hybrid vehicle technology and integrating Ford’s apps platform into Toyota vehicles Buyer Supplier Competitors HP Canon Yes Apple Samsung Yes Dell Microsoft Yes Toyota Ford Yes The Xerox board says “ Fuji Xerox is the only potential supplier that is not a direct competitor of Xerox and would therefore be aligned in its interests to provide competitive pricing for those materials”1 But many of the world’s leading companies – including some in this very same industry – source critical products and components from their direct competitors 4 Per Xerox board statement made on February 13, 2018 regarding the Fuji Xerox JV

4 Redefining the Fuji Xerox relationship based on these realities will allow Xerox to potentially unlock tremendous value

2017 Xerox Cost Structure


(USD in millions)
$10,265
($6,204)
($3,580)
Delivery¹
($1,585)
Fuji Xerox²
($1,039)
($2,631)
($2,131)
GIS⁶
($500)
($446)
($414)
5.6% Margin
$570
Revenue
COGS
SG&A
R&D
Other Expenses
EBIT

Path to 2018 Xerox Margin Improvement


(USD in millions)
5.6% Margin
$570
($15)
$50
$335
$125
10.2% Margin
$1,065
2017 EBIT
2018 Revenue Decline³
2018 FX Tailwinds⁴
2018 COGS Improvement⁵
2018 SG&A Improvement⁶
2018E EBIT

Source: Xerox 2017 10-K, unless cited otherwise

1) Cost of services, maintenance and rentals was $3.5B in 2017. Part of that is dedicated delivery and support resources for each subsidiary. By developing a shared delivery organization based on Geography/Industry/Customer Segment, immediate savings can be realized
2) Inventory payments made to Fuji Xerox for A3/A4 equipment in 2017 was $1.6B or 25% of COGS. Potential opportunity to evaluate costs to achieve equipment savings and reduce COGS
3) Negative impact to margin due to revenue decline from $10.3B to $10.0B in 2018 (per page 31 of Xerox presentation dated February 9, 2018)
4) Per CFO, William Osbourn, from Q4'2017 earnings call
5) Within COGS, alternative sourcing options would potentially reduce equipment costs that is paid to Fuji Xerox (2) by 10% or $160M, and an additional 5% savings in Delivery (1) would be $175M, for a total of $335M reduction in COGS combined
6) Assuming existing SG&A expense of 25% against GIS revenue of $2B (per page 10 of 2017 Xerox Investor Day presentation), SG&A expenses for GIS alone account for ~$500M annually. Anticipated savings by removing duplicative functions and centralizing management functions would net a 5% savings to overall SG&A, or ~$125M

38

SECTION I. UNDERPERFORMANCE, MISMANAGEMENT AND POOR GOVERNANCE AT XEROX SECTION II. THE PROPOSED TRANSACTION WITH FUJI – GIVING AWAY CONTROL WITHOUT A PREMIUM SECTION III. OUR PLAN FOR XEROX – A BETTER, BRIGHTER FUTURE AS A STANDALONE COMPANY SECTION IV. COMPARING THE VALUE PROPOSITIONS We believe our plan could create total value of $54 to $64 per share compared to ~$28 per share in the proposed transaction, while retaining operating control and the prospect of receiving a true control premium in the future Section IV

On a standalone basis, if Xerox can merely stabilize revenue and actually realize net cost cuts, any multiple expansion would drive Xerox's stock meaningfully higher

	6.5x	7.0x	7.5x
2018E Adj. EBITDA (excl. JV)[1]	$2.2	$2.2	$2.2
Fuji Xerox 2018E Adj. EBITDA x 25%	$0.3	$0.3	$0.3
2018E Adj. EBITDA (incl. JV)	**$2.5**	**$2.5**	**$2.5**
Enterprise Value	**$16.3**	**$17.6**	**$18.9**
(-) Net Debt & Other[2]	(2.2)	(2.2)	(2.2)
Equity Value	**$14.2**	**$15.4**	**$16.7**
Fully Diluted Shares Outstanding[3]	261.4	261.4	261.4
Equity Value per Share	**$54.29**	**$59.10**	**$63.91**
Unaffected Price as of January 10, 2018	$30.35	$30.35	$30.35
Unrecognized Value	**$23.94**	**$28.75**	**$33.56**

Each of these multiples is still lower than the multiple of Xerox's industry leading peer HP Inc., which trades at 8.1x[6]

7.0x trading multiple

Xerox Standalone Value with Improvements	
Component	**Value / Share**
100% Ownership of Standalone Xerox[4]	~$30.4
+	
Cost Savings[5]	~$28.7
Illustrative Total Value	**~$59**

1) Based on current Adjusted EBITDA of $1.75B from page 31 of Xerox presentation dated February 9, 2018 plus $460M of proposed cost savings hitting the bottom line (see slide 38)
2) Includes Net Debt exclusive of Finance Receivables Debt, less After-tax Unfunded Pension and NCI
3) Assumes preferred shares are converted
4) Based on $30.35 unaffected share price as of January 10, 2018
5) Based on share price improvement at 7.0x multiple after Adjusted EBITDA increase from cost savings
6) Based on HP Inc.'s closing price as of April 13, 2018 and consensus 2018E EBITDA

40

Comparing (A) the realistic potential value of the proposed transaction to (B) the realistic potential value of Xerox standalone, voting the deal down is a no brainer

Tale of the Tape

Our View of Transaction Value *(Slide 17)*	
Component	**Value / Share**
$2.5B Cash Dividend	~$4.9
+	
Additional Ownership in Fuji Xerox	~$8.2
+	
49.9% of Standalone Xerox	~$10
+	
49.9% of Capitalized Synergies	~$4.8
Illustrative Total Value	**~$28**

With **NO** chance of ever receiving a true control premium

Our View of Xerox Standalone Value with Improvements *(Slide 40)*			
Component	**Value / Share**		
	6.5x	**7.0x**	**7.5x**
100% Ownership of Standalone Xerox	~$30.4	~$30.4	~$30.4
+			
Cost Savings	~$23.9	~$28.7	~$33.6
Illustrative Total Value	**~$54**	**~$59**	**~$64**

PLUS the potential to receive a true control premium in the future

41

Vote AGAINST the Fuji/Xerox Transaction and FOR a Board of Directors that can Maximize Shareholder Value If you have any questions, please contact the following individuals: Icahn Capital LP Susan Gordon +1 (212) 702-4309 Deason Capital Services, LLC Jennifer Cole +1 (214) 378-3600 Harkins Kovler, LLC Banks and Brokers Call: +1 (212) 468-5380 All Others Call Toll-Free: +1 (800) 339-9883 Email: XRX@harkinskovler.com

Appendix

Icahn Nominee Biographies JONATHAN CHRISTODORO KEITH COZZA Served as a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, from July 2012 to February 2017 and was responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies Currently a director of: PayPal Holdings, Inc., Lyft, Inc., Enzon Pharmaceuticals Inc. (and has been Chairman of the Board since November 2013), and Herbalife Ltd Previously a director of: Xerox Corporation, Cheniere Energy Inc., American Railcar Industries, Hologic Inc., eBay Inc., and Talisman Energy Inc. Also served in the United States Marine Corps Serves as President and Chief Executive Officer of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since February 2014 as well as Chief Operating Officer of Icahn Capital LP, the subsidiary of Icahn Enterprises through which Carl C. Icahn manages investment funds, since February 2013 Has been a director of: Tropicana Entertainment Inc., Herbalife Ltd., and Icahn Enterprises L.P., Federal-Mogul Holdings LLC, Icahn Automotive Group LLC, PSC Metals Inc., CVR Refining LP, and MGM Holdings Inc. JAFFRAY (JAY) A. FIRESTONE RANDOLPH C. READ Has served as Chairman and Chief Executive Officer at Prodigy Pictures Inc., a leader in the production of quality film, television and cross-platform media, since 2006 Previously, established Fireworks Entertainment in 1996 and was named Chairman and CEO after its acquisition by CanWest Global Communications Corporation in 1998, after which he oversaw the company's Los Angeles and London based television operations as well as its Los Angeles feature film division, Fireworks Pictures Has served as a director of Voltari Corporation and on the board of directors for the Academy of Canadian Cinema and Television and the Academy of Television Arts and Sciences International Council in Los Angeles Has been President and Chief Executive Officer of Nevada Strategic Credit Investments, LLC, an investment fund, since 2009 Has served as: independent director of New York REIT, Inc., including as non-executive chairman of its board of directors; an independent director of Business Development Corporation of America; an independent director of Business Development Corporation of America II until its liquidation and dissolution; and the non-executive chairman of the board of directors of Healthcare Trust, Inc.